                               SERVICES AGREEMENT

         Services Agreement, dated July 26, 2000 between SkyAuction.com, Inc. ("Sky") and Magical Holidays, Inc. ("Magical").

         WHEREAS, Magical desires to provide to Sky and Sky desires to receive from Magical certain services, as described below.

         NOW THEREFORE, the parties have agreed to enter into this Agreement on the following terms.

1. The Services. During the term of this Agreement, Magical shall provide Sky the following services (collectively, the "Services"):


         a. Upon Sky's request, Magical shall provide ticketing fulfillment services for travel inventory sold by Sky including, without limitation, printing tickets, record keeping, electronic file maintenance, file access, data storage, security features, report writing functionality and communications with Sky's customers and inventory suppliers (the "Fulfillment Services") for tickets sold and specifically identified by Sky.

         b. Magical shall: (i) conduct a day-to-day transaction review of Sky's records of fulfilled transactions (the "Transaction Review"); (ii) identify, analyze and report results with respect to the adequacy and accuracy of its records; and (iii) consult Sky with respect to the establishment, development, management and implementation of an automated Transaction Review system for Sky's records ((i), (ii) and (iii) collectively, the "Transaction Review Services").

         c. Magical shall: (i) allow Sky to use a reasonable amount of resources maintained or held by Magical, including, without limitation, office supplies and equipment, secretarial and clerical services, telephone and data systems, etc.; and (ii) make available to Sky volume discounts with suppliers including credit card processing fees, and use of its credit cards with higher limits than those currently available to Sky (collectively, the "Additional Services").

         d. Magical shall, at the request of Sky and in consideration for fair market value (based on other offers for such room), make available to Sky, for all periods other than periods identified by Magical to Sky on two weeks advance notice, room 33B at Antigua Village, Dickinson Bay, Antigua, British West Indies for the purposes of being auctioned on Sky's website.

         e. To the extent reasonably requested by Sky consistent with Magical's needs, Magical shall allow Sky to use a portion of the office premises that Magical rents from third parties.

         All Services shall be provided according to the reasonable instructions of Sky officers.

2. Compensation. In consideration for the Services, and in addition to any other amounts specified in Section 1 above, Sky shall pay Magical as follows:

         a. For each ticket for which Fulfillment Services are provided by Magical, Sky shall pay Magical (i) a fulfillment fee, the amount of which shall be: $20 for the period commencing on the date hereof and ending on May 31, 2001, $25 for the period commencing June 1, 2001 through May 31, 2002, and an amount which shall be negotiated between the parties for any further period (the "Fulfillment Fee"); and (ii) a $5 additional services fee (in connection with the provision of additional services) (the "Additional Services Fee").

         b. Sky shall pay Magical $50,000 per quarter in consideration for the Transaction Review Services (the "Transaction Review Services Fee").


         c. Sky shall pay its pro-rata portion (based on the average square footage used by each party for each payment period) of any rent paid with respect to office space which Magical enables it to use.

3. Right of First Refusal. Magical shall grant Sky a right of first refusal to purchase any inventory to which it has access. For any such inventory sold by Sky it shall pay Magical: (i) the direct cost to Magical of such inventory; plus (ii) the Fulfillment Fee and the Additional Services Fee, if applicable.

4. Non-Exclusive. This Agreement shall be a non-exclusive arrangement between the parties hereto and, subject to the provisions herein, will not limit the ability of Sky to purchase or Magical to sell, inventory or any other services from or to any third party.

5. Non-Compete. For as long as this Agreement is in effect and for a period of two years thereafter, Magical shall not compete with Sky in the business of marketing and selling excess travel inventory utilizing an auction process through the Internet.

6. Representations. Each party hereby warrants, represents and covenants to the other that: (i) it is a duly organized corporation, validly existing and in good standing in the state of its incorporation; (ii) it has the full authority to execute, deliver and perform this Agreement; (iii) this Agreement has been duly approved by the necessary corporate organs of such party, was duly executed by such party, and shall be enforceable against it in accordance with its terms; and (iv) the execution of this Agreement by such party does not contradict such party's Certificate of Incorporation, By-laws and any contract or other instrument to which such party is a party or is otherwise subject. In addition, Magical hereby warrants, represents and covenants to Sky that the provision of the Services and all other obligations of Magical under this Agreement comply with all applicable laws and regulations and Magical has all licenses and approvals necessary in order to provide the Services and fulfill its obligations as described herein.

7. Term of Certain Services. Sky shall use its reasonable commercial efforts to effect, within 180 days of the date hereof, a transition of the knowledge and expertise and to implement systems, which shall enable it to provide itself with the Transaction Review Services and Administrative Services. Upon the completion of such transition and implementation and the provision of written notification to such effect by Sky to Magical, Magical shall cease providing the Transaction Review Services and the Additional Services and Sky shall cease paying Magical the Transaction Review Services Fee and the Additional Services Fee. At such time, the parties shall renegotiate the amount of the Fulfillment Fee.

8. Term; Termination. This Agreement shall be in effect for a period of three years from the date first noted above and unless notice is given as provided below shall be automatically renewed for one year periods thereafter. Notwithstanding the above: (i) Sky may terminate this Agreement at any time, immediately upon providing written notice to Magical; and (ii) Magical may terminate this Agreement at any time, upon providing Sky 180 days prior written notice.

9. No Partnership. Magical shall act as a contractor of Sky and nothing in this Agreement shall be construed to create a partnership, agency or similar relationship between the parties or otherwise to permit Magical, in any way, to undertake any obligation or to bind or make any commitment on behalf of Sky.

10. Records. Magical shall create and maintain records concerning or related to any Services provided to Magical for no less than twelve months after such were provided. In addition, Magical shall not dispose of any such records without the prior written consent of Sky. Magical shall keep confidential and shall not disclose to any person, at any time, whether or not this Agreement is then in effect, any such records and any and all other information it receives from Sky in connection with this Agreement.

11. Miscellaneous. This Agreement: shall supersede any other agreements and contracts (written or oral) between the parties with respect to the subject matter hereof; be binding upon the parties and their respective successors and assigns; may be amended by the parties only by a written document signed by both parties hereto; shall be construed for all purposes in accordance with the laws of the State of New York; any and all disputes, disagreements and controversies with respect to this Agreement shall first be mediated by the parties hereto and, in the event such mediation is unsuccessful, thereafter resolved by binding arbitration by a single arbitrator, in New York, New York, pursuant to the Commercial Arbitration Rules of the American Arbitration Association; and neither party may assign this Agreement or any rights herein, or delegate any obligations hereunder, without the other party's prior written consent.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth herein.

         SKYAUCTION.COM, INC.

         By: /s/Salvatore Esposito
            ---------------------------
         Name: Salvatore Esposito
         Title: Chief Operating Officer

         MAGICAL HOLIDAYS, INC.

         By: /s/ Gail Hering
            ---------------------------
         Name: Gail Hering
         Title: Chief Executive Officer